FOR IMMEDIATE RELEASE:  Thursday, February 14, 2002

CONTACT:    Gregory L. Wilson
            Chairman and President
            Bradley T Nielson
            Chief Operating Officer and Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. INCREASES STOCK REPURCHASE PROGRAM

OREM, UTAH -- MITY Enterprises, Inc. (Nasdaq: MITY), designer, manufacturer and marketer of a variety of institutional furniture, today announced that its Board of Directors has approved the repurchase from time to time in open market and privately negotiated transactions of an additional 150,000 shares of its common stock. This approval brings the number of shares the Board has approved for repurchase this fiscal year to 275,000. Following the additional buy back, the Company will have approximately 4.9 million shares of common stock outstanding. So far, the Company has repurchased approximately 120,000 shares.

"With our stock price so low, we believe that this repurchase program will help provide a sound return to our investors," said Gregory L. Wilson, president and chief executive officer of MITY Enterprises. "Our strong balance sheet allows us the flexibility to fund this program without leverage and without impairing our ability to attain our current growth objectives for MITY."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. The Company's products are marketed under the Mity- Lite, Broda, CenterCore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through
distributors.    For further information, visit MITY Enterprises online at
www.mitylite.com.


This press release contains forward looking statements relating to the possible repurchase by the Company of up to an additional 150,000 shares of the Company's common stock, its belief that this repurchase program will help provide a sound return to investors, and the Company's flexibility to fund this repurchase program because of its strong balance sheet. The Company may elect, at any time and for any number of reasons, not to repurchase some or all of the indicated shares. The repurchase of shares may not result in a return to the Company's investors. Various uncertainties, including general economic uncertainties and the risk factors listed in the Company's filings with the Securities and Exchange Commission, may adversely affect the Company's balance sheet and its desire and ability to effect repurchases in the future.
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